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                                                                    EXHIBIT 99.1

                          [KULICKE & SOFFA LETTERHEAD]


NEWS for Immediate Release


           KULICKE & SOFFA SELLS 5-1/4% CONVERTIBLE SUBORDINATED NOTES

WILLOW GROVE, Pennsylvania - August 9, 2001 - Kulicke & Soffa Industries Inc. (Nasdaq: KLIC) announced today the private placement of $125 million of 5-1/4% Convertible Subordinated Notes due 2006 through a Rule 144A offering to qualified institutional buyers. These Notes are convertible into Kulicke & Soffa common stock at a conversion ratio of 50.6401 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances. The Notes will be issued at 100% of the principal amount. The Notes are redeemable by the company any time after August 18, 2004 at specified prices, and are redeemable prior to August 19, 2004 if certain conditions are satisfied. Kulicke & Soffa has agreed to file a registration statement for the resale of the Notes and the shares of common stock issuable upon conversion of the Notes within 90 days after the closing of the offering. The offering is expected to close on August 15, 2001. Kulicke & Soffa expects to use a portion of the net proceeds to repay $47 million outstanding on its credit facility and the remaining portion of the offering for working capital and general corporate purposes. Kulicke & Soffa has granted the initial purchaser of the Notes an option to purchase up to an additional $25 million principal amount of Notes to cover over-allotments, if any.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Kulicke & Soffa designs, manufactures and markets capital equipment, packaging materials and test interconnect solutions and provides flip chip bumping services for sale to companies that manufacture and assemble semiconductor devices. Kulicke & Soffa also services, maintains, repairs and upgrades assembly equipment, licenses its flip chip bumping process technology and is developing high density interconnect substrates.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this press release may be forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, risks related to the highly cyclical semiconductor industry, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the other factors described under "Risk Factors" in Kulicke & Soffa's Form 10-Q for the quarter ended June 30, 2001 and Form 10-K for the fiscal year ended September 30, 2000 filed with the Securities and Exchange Commission.

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CONTACT:      Nancy R. Kyle,  Director, Investor Relations
              215-784-6436 (phone);  215-784-6167 (fax)  - nkyle@kns.com